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                                  EXHIBIT 10.1

November 15, 2005

Mr. Sheraton S. Kalouria
[address]

Dear Sheraton:

     We are very pleased and excited to extend an offer to you to join Martha Stewart Living Omnimedia, Inc ("MSO") as described below:

1) POSITION: You will serve in a full-time capacity as an MSO employee with the title of President- Television, subject to review on an annual basis.

2) TERM: You shall begin work on, November 21, 2005 and your employment shall continue until terminated by either you or MSO (the "Term"), subject to the terms of paragraph 13 entitled "Severance".

3) DUTIES: During the Term, you will devote your full business time, attention and energies to the performance of duties included in the attached job description (to be delivered at a later date) and such other duties as may be reasonably assigned to you and which are consistent with your titles. In performing your duties you will report directly to the President and Chief Executive Officer. It will be your responsibility to keep that office informed on a timely basis and as directed on your progress with respect to your duties hereunder.

4) COMPENSATION: You will be paid a salary at the annual rate of not less than $475,000, payable as earned, in 26 equal payments of $18,269.23 in accordance with MSO's standard payroll practices for salaried employees. Your MSO compensation level is Grade 39. In a manner consistent with other MSO senior executives, you will be eligible for salary increases based upon your performance, the performance of the Television division and the performance of MSO as the then-current policies of MSO provide for executives at your level.

5) BONUS: Provided you continue to be employed by MSO at the time annual bonuses are paid, you will be eligible for an annual target bonus of 70% of your base salary, pursuant to Company policies. In general, your bonus will be determined based upon MSO's customary practices in effect from time to time with respect to bonus determination for executives of comparable level, and is based upon an evaluation of your performance as President-Television, as well as the performance of MSO and the performance of the Television division against certain goals and targets as determined by the Company. Your 2005 bonus is guaranteed in the amount of $150,000 and will be paid in accordance with MSO's regular bonus payment practices (estimated to be in late February 2006).

6) BENEFITS: You will be eligible for all employment benefits provided by MSO subject to the terms and conditions of any relevant benefits plan document and MSO's then-current policy (which may be changed by MSO from time to time), which presently entitles you to coverage as of your first day of work.

7) RELOCATION: MSO shall reimburse you for actual and reasonable relocation expenses incurred by you in connection with your relocation to the New York City area in an amount not to exceed $200,000, to cover moving, airfare, realtor and real estate closing costs for selling and buying. In addition, MSO shall reimburse you for actual and reasonable temporary housing costs of up to twelve (12) months at an amount not to exceed $6,000 per month. For relocation expenses reimbursed, that are deemed taxable to you, MSO will pay you an additional amount which, net of taxes, is equal to taxes you would pay on such taxable income (assuming a 40% tax rate).

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8)   LONG-TERM INCENTIVE PLANS: As of your start date, you will be granted
     20,000 shares of restricted stock (the "Award") under the Amended and Restated 1999 Stock Incentive Plan (the "Plan"). The Award represents the right to receive shares of MSO Class A common stock on the respective vesting dates. The Award will vest over three years, with thirty-three percent (33%) vesting on your first anniversary, thirty-three percent (33%) vesting on your second anniversary, and the remaining thirty-four percent (34%) vesting on your third anniversary. You must be employed by MSO on the respective vesting date in order to receive that portion of the Award, subject to 2005 Executive Severance Pay Plan. You will be eligible for any annual employee stock grants beginning in 2007.

9) VACATION: You will be entitled to four (4) weeks paid vacation annually in accordance with company policy for Executives.

10) CONFIDENTIALITY: You agree to sign the MSO confidentiality agreement upon hire. While we consider that agreement to be essential and enforceable we will allow you to solicit your Executive Assistant should your employment end at MSO.

11) AT WILL STATUS: You specifically understand and agree that your employment hereunder shall be at all times on an "at will" basis, meaning that either you or MSO can terminate your employment at any time and for any reason, with or without cause or notice, and nothing contained herein shall be construed as establishing any other relationship between you and MSO, subject to the terms of paragraph 13 entitled "Severance"..

12) WORK FOR HIRE: As an MSO employee, you will be part of a team of highly talented individuals, whose creative contributions are an integral part of MSO's success as a company. Accordingly, you acknowledge and agree that MSO has specially ordered and commissioned any and all results and proceeds of your services hereunder (the "works") as works-made-for-hire under the United States copyright Act and all similar laws throughout the world (the "Act"), and that MSO shall be deemed the sole author and owner of all right, title and interest in the Works in any an all languages, formats and media, whether now known or hereafter created, throughout the world in perpetuity (the "Rights"). If the Works or any part of the Works are not deemed works-made-for-hire under the Act, you hereby irrevocably grant and assign the Rights exclusively to MSO. You hereby waive any so-called moral rights of authors and other similar rights in connection with the Works. You acknowledge and agree that MSO is not under any obligation to use the Works, and may exploit, reproduce, distribute, make derivative works of, alter or edit the Works or combine the Works with other materials, in any media whether now known or hereafter created throughout the world, in MSO's sole discretion, free of any obligation to you whatsoever, financial or otherwise. You hereby waive the right to seek or obtain any injunctive or other equitable relief in connection with MSO's exploitation of the Works and any Rights therein. You agree that upon any termination of your employment, you will immediately turn over any and all of the Works in your possession to MSO. You irrevocably grant to MSO the perpetual non exclusive right to use and authorize others to use your name, biographical information, photograph, and likeness (in each case in a form approved by you) in connection with any use of the Works and/or in connection with your employment with MSO. You represent and warrant that you have the right to perform your services for MSO and to grant the Rights in the Works to MSO, and that, to the best of your knowledge, the Works will be original with you, and neither the Works, nor MSO's exercise of any of the Rights, shall violate or otherwise conflict with the rights of any person or entity.

13) SEVERANCE: You will be a participant in the attached 2005 Executive Severance Pay Plan.

14) MISCELLANEOUS: MSO will supply you with an Executive Assistant, a Blackberry, and a Laptop Computer.

     We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing this letter as well as the confidentiality agreement and returning them to me.

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     Sheraton, all of us are very excited at the prospect of having you on the
Martha Stewart Living Omnimedia team. We think that you will enjoy our highly creative and collaborative atmosphere, and we know that we will enjoy having you here.

                                         Very truly yours,

                                         /s/ Laura Schmidt
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                                         Laura  Schmidt
                                         Vice President, Human Resources
                                         Martha Stewart Living Omnimedia, Inc.

ACCEPTED AND AGREED:

/s/ Sheraton S. Kalouria
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Sheraton S. Kalouria

Date: November 21, 2005
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